Exhibit 99.1

FOR IMMEDIATE RELEASE                                                                                              Contact:      Paul Knopick

                                                                                                                                                               888-795-6336

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ITRONICS REPORTS 25 PERCENT INCREASE IN 2007 SALES; SAYS 2008 SALES PROSPECTS ARE EXCELLENT

RENO, Nevada, February 5, 2008 -- Itronics Inc. (OTC BB: ITRO; Frankfurt and Berlin Stock Exchanges: ITG) reported today that its sales in 2007 totaled $2.3 million, a 25 percent increase compared to 2006. Full year audited financial results are due to be filed in the Company’s Form 10K-SB on March 31, 2008.

Revenues for the fourth quarter and full year ended December 31, 2007 together with comparative figures for 2006 are presented below:

ITRONICS INC.
	For the Quarter		For the 12 Months
	Ended December 31		Ended December 31
REVENUE	2007	2006	2007	2006
Fertilizer	$ 264,458	$ 261,012	$ 1,663,362	$ 1,297,282
Silver	$ 108,524	$ 131,455	$ 316,814	$ 418,265
Photo Services	$ 40,722	$ 67,723	$ 334,964	$ 128,033
Mining Technical Services	$ 13,151	$ 3,127	$ 28,110	$ 28,338
Total Revenues	$ 426,855	$ 463,317	$ 2,343,250	$ 1,871,918

"Much of each year’s sales for the last three years has been repeat business, which is very positive," said Dr. John Whitney, Itronics President. "Overall GOLD’n GRO sales growth for the full year reflects expanding grower demand for our fertilizers."

The Company expects to achieve further GOLD’n GRO liquid fertilizer sales growth in 2008 as a result of expansion of bulk blends for application through drip irrigation systems. Increasing water shortages are causing California farmers to convert their fields to drip irrigation which uses less water to produce a crop. The GOLD’n GRO fertilizers are being used by an increasing number of growers, because the fertilizers work well in drip irrigation by reducing chemical precipitation in the lines that causes plugging of the drippers, while at the same time producing measurable fertilization response in the crops.

Silver sales for the quarter and for the year decreased due to refinery shut down for part of the first quarter while waiting for the operating permit for the new air scrubbing system, and due to external power supply problems in the second, third, and fourth quarters. Two pieces of equipment needed to expand silver output were received early in January and, after installation, are expected to make it possible to expand troy ounces of silver produced in 2008.

Increased silver ounce output combined with sharply increased silver prices is expected to produce a major increase in silver sales in 2008.

"The Company expects to sell at least one Photochemical Concentrator in 2008, and to acquire additional supplies of used photochemicals for processing into GOLD’n GRO liquid fertilizer base liquids. This will expand photochemical volumes in 2008 sufficient to provide raw materials needed to support fertilizer sales growth, while at the same time producing further meaningful growth in revenues," Dr. Whitney said.

***More***

2-5-08 Itronics Inc Press Release, "Itronics Reports 25 Percent Increase In 2007 Sales…"

Mining Technical Services sales increased in the fourth quarter while this division continues to advance its web based InsideMetals.com Gold Producer Stocks information portal: http://www.insidemetals.com . Visitor traffic on the InsideMetals.com web page is increasing and the site is now generating subscription income. This increased activity is primarily due to the high prices of gold and silver which are driving more and more investors to examine gold and silver mining stocks as investments. Whitney & Whitney, Inc. is also receiving inquiries about consultant services and has begun selectively accepting mining technical services consulting assignments which will contribute to revenue growth in 2008.

The Company filed a registration application for GOLD’n GRO Guardian deer repellent in the fourth quarter. The Company has been told that the registration is on a path to be issued towards the end of the second quarter of this year. If the registration is received, the Company expects that sales could begin late in the third quarter. This will be a new revenue source for the Company and internal market studies suggest that sales of this product could grow quite rapidly. The gross profit margin for this product line is about twice that of the GOLD’n GRO liquid fertilizers. Because of this, GOLD’n GRO Guardian deer repellent fertilizer sales are expected to rapidly produce a significant increase in the Company’s profitability.

About Itronics

Itronics, through its subsidiary, Itronics Metallurgical, Inc., is the only company in the world with a fully permitted "Beneficial Use Photochemical, Silver, and Water Recycling" plant located in the United States which can convert used photoliquids into pure silver and liquid fertilizers. At the Company’s Reno, Nevada factory more than 99 percent of the silver and virtually all the other toxic heavy metals are extracted from used photoliquids. The purified liquids are converted into environmentally beneficial, chelated, micronutrient and multinutrient liquid fertilizers sold under the GOLD'n GRO trademark. The silver is refined and sold as bullion and 5 troy ounce, 0.999 pure, Silver Nevada Miner numismatic bars. The environmentally friendly liquid fertilizers can be used for lawns and houseplants, and are available, along with GOLD'n GRO liquid fertilizer injectors, at the Company's "e-store" catalog at http://goldngro.com .. The popular Silver Nevada Miner bars are available at the Company's "e-store" catalog at http://www.itromet.com .

Headquartered in Reno, Nevada, Itronics Inc. is a "Creative Environmental Technology" company and a world leader in photochemical recycling. The Company also provides environmentally compatible mining technology development, project planning, and technical services to the gold mining industry and operates the popular InsideMetals.com web site, http://www.insidemetals.com which provides a value-added WORLD VIEW of Gold Producer Stocks, Mineral Producer Stocks, Junior Gold Stocks, and Junior Mineral Stocks. Itronics has received numerous domestic and international awards that recognize its ability to successfully create and implement new environmentally compatible recycling and fertilizer technologies.

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VISIT OUR WEB SITE: http://www.itronics.com

("Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements such as statements regarding the Company's growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction, and trends in the industry in which the Company operates. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.)